Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Nancy Krejsa Senior Vice President Investor Relations and Corporate Communications +1-972-595-5083 nkrejsa@sftp.com

Six Flags Announces Ten-Fold Increase in Quarterly Dividend

Annual dividend to increase from $0.24 per share to $2.40 per share

GRAND PRAIRIE, Texas — February 8, 2012 — Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors has approved an increase in the company’s ongoing quarterly cash dividend from six cents per common share to sixty cents per share. The first-quarter dividend will be payable March 12, 2012 to shareholders of record as of March 1, 2012.

In December 2011, the company announced a new credit agreement that provided incremental financial flexibility and in January 2012, the company announced a $250 million expansion of its share repurchase plan through 2015.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company with approximately $1.0 billion in revenue and 19 parks across the United States, Mexico and Canada. For more than 50 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling water parks and unique attractions including up-close animal encounters, Fright Fest and Holiday in the Park. For more information visit sixflags.com.

Forward Looking Statements

The declaration and payment of future dividends is subject to the determination of the Six Flags Board of Directors, in its sole discretion, after considering various factors, including Six Flags’ financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. Six Flags’ practice regarding payment of dividends may be modified at any time and from time to time.